Exhibit 10.46

BIOSITE INCORPORATED

DIRECTOR FEE DEFERRAL PROGRAM

Biosite Incorporated, a Delaware corporation (the “Company”), hereby offers Shadow Stock Units to the Outside Director named below.  The Shadow Stock Units are offered in exchange for all or a portion of the Outside Directors’ director fees payable by the Company.  The terms and conditions of the Shadow Stock Units are set forth in the attachment hereto and in the Company’s 1996 Stock Incentive Plan (the “Plan”).

Date of Election:

Name of Director:

Director’s Social Security Number:

I hereby elect to (check one):

☐	Commence deferral of director fees
☐	Not defer director fees
☐	Discontinue deferral of director fees effective as of the beginning of the next calendar year

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached

Director:
(Signature)

Company:
(Signature)

Title:

Purpose                                                                                                   To provide nonemployee directors of Biosite Incorporated (“Company”) with a means to defer income until termination of status as a director.  This opportunity is available pursuant to Article 12 of the company’s 1996 Stock Incentive Plan (“Plan”) a copy of which is attached hereto for your reference.

Eligibility                                                                                          Nonemployee directors.

Election                                                                                                    You must specify the amount or percentage of your director fees to be deferred.  This election must be made in writing to the Company no later than December 31 of the calendar year prior to the calendar year in which your director fee otherwise would be paid.  However, for the first year in which you are eligible to participate, the election may be executed during the calendar year in which the services are performed so long as it is executed prior to the performance of the services or portion of the services to which the deferral relates.  The election is irrevocable once the calendar year commences (or once services for the deferral are performed in the case of the first year).

                                                                                                                                                In subsequent years, deferral will take place automatically in accordance with the election for the preceding year unless you revise or revoke the election prior to the start of the calendar year.  The amount deferred is an offset against and cannot exceed the amount of your director fees for that calendar year.

Shadow Stock

Units                                                                                                                   Amounts deferred in a calendar year will be treated as having been invested on your behalf in shares of the Company’s Common Stock (“Shadow Stock Units”).

1.               The share price of a Shadow Unit will be the Fair Market Value of a share of the Company’s Common Stock as determined under the Plan on the day in which your director’s fee would have been paid in cash, but for your election to defer.

2.               Company Common Stock dividends or other distributions will be credited to your account on the payment date for stockholders of record.  These dividends/distributions will be treated as having been invested in Company Common Stock.  The Shadow Stock Units allocable to your account will also be based on the Fair Market Value of a share of Company Common Stock, as determined under the Plan on the day in which dividends or distributions would have been payable to you if you had actually owned the underlying shares.

Payments                                                                                           Payment will be made in one lump sum or in annual installments, in the sole discretion of the Company.  If installment payments are made, the number of installments will be the lesser of ten or twice the number of years you have participated in this Director Fee Deferral Program.  Payment will be made solely in cash and will be based on the Fair Market Value of the underlying shares as of the date of payment.

1.               If your service as a director terminates between January 1 and June 30, the lump sum payment or the first installment will be paid no later than December 31 of the year of termination.

2.               If your service as a director terminates between July 1 and December 31, the lump sum payment or the first installment, may be deferred at the discretion of the Company, until the January immediately following termination.

3.               If payment is made in installments, the second installment will be paid during January of the year following the year in which the first installment was paid and all remaining installments will be paid annually in the month of January.

4.               In the event of installment payments, your payments will be valued at the Fair Market Value of a share of Company Common Stock on the date of that installment payment.

5.               In the event of your death, payments will be made in a lump sum to your designated beneficiary.

Quarterly

Statements                                                                                   You will receive a quarterly statement on the value of your account.

Tax Matters                                                                              If you elect to defer your director fees, the fees will not be subject to federal and California (you may want to check with your tax advisor regarding state taxation outside of California) income tax until the year actually received.  However, for Social Security purposes, the fees will be treated as if received in the year of the meetings to which the deferrals relate.  Thus, you may have to include the deferrals in your tax return for purposes of computing the 12.4% portion of your self-employment taxes attributable to the old-age benefit (there is a limit of $65,400 for 1997) on the amount of income subject to this portion).  You will have to include the deferrals for purposes of the 2.9% portion of your self-employment taxes attributable to the Medicare benefit (there is no limit whatsoever for income subject to this portion).

Also, if you are receiving Social Security benefits at the time of the meetings to which the deferrals relate, the deferrals will count as income in the year of the meetings, with the result that your Social Security benefits could be reduced by the deferrals.  You should consult your tax advisor and review the attached summary carefully.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.